Exhibit 10.23

AGREEMENT AND RELEASE

        This Agreement and Release (Agreement) is dated December 16, 2002 (Today), and is between James G. Stewart, (you), and CIGNA Corporation, a Delaware corporation (the Company).

        You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in the Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment. The Company will pay you certain benefits described in this agreement. In turn, you are releasing legal claims against the Company.

        1. Your Retirement Date. Your employment with the Company will end on December 31, 2002 (the Retirement Date).

        2. Your Promises to the Company.

a.	Terms used in paragraph 2 are defined as follows:

(1)	"CIGNA" means the Company and any subsidiaries or affiliates of the Company.

(2)

“Confidential Information” means any knowledge, information or materials belonging to the Company or the Division about their products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation and other proprietary matters, whether or not subject to trademark, copyright, trade secret or other protection, that has been made known to you as a result of your Company employment.

(3)	"Division" means the CIGNA Finance Division.

b.

Prior to your Retirement Date, you will return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, computer, company manuals, office equipment, records and files); provided, however, you will not be required to return rolodexes, personal diaries (including your Blackberry), or correspondence and other items of a personal nature. If those personal items are responsive to instructions you have received to retain documents in connection with legal proceedings and an SEC inquiry, you must continue to retain them after your retirement.

c.

You agree that, other than in the good faith performance of your services to the Company before the Retirement Date, you will not disclose any Confidential Information to anyone other than CIGNA employees or use any Confidential Information for your benefit or the benefit of any other person, firm, operation or entity unrelated to CIGNA except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information. After an item of Confidential Information has become public knowledge or known generally in the industry, you shall have no further obligation under this paragraph 2.c regarding that publicly known information so long as you were in no manner responsible, directly or indirectly, for permitting the information to become public knowledge without the Company’s consent.

d.	You will not, within any part of the United States or any other country where the Division currently conducts business:

(1)

until December 31, 2004, engage directly or indirectly, in any capacity (including, but not limited to owner, sole proprietor, partner, shareholder (unless your holding is for investment purposes only and is limited to less than 1% of the total combined voting power of all shares), employee, agent, consultant, officer or director) in any business that competes with the Company without prior written consent of the Executive Vice President–Human Resources and Services of CIGNA Corporation or the Chief Executive Officer of CIGNA Corporation, which consent shall not be unreasonably withheld and

(2)	until December 31, 2004, you will not solicit in any manner:

(a)

any of CIGNA’s employees, either to terminate employment with CIGNA or to become employed, as an employee or independent contractor, by you or by any business that you may become employed by, or affiliated in any way with, after leaving CIGNA; or

(b)

any of CIGNA’s customers to terminate their business arrangements with CIGNA, or to enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving CIGNA, if such business arrangements would compete in any way with any business which CIGNA has conducted, or been planning to conduct, during the 12-month period ending Today (provided that it shall not be a violation of this paragraph 2.d(2) if any business that you become employed by or associated with responds to a solicitation for a proposal from a CIGNA customer, so long as you are not significantly involved in the development or delivery of the proposal).

e.

You agree that the duration, area and scope of activities restricted under paragraphs 2.c and 2.d are reasonable and necessary to protect Company’s legitimate business interests and that, if any court or arbitrator determines that paragraphs 2.c or 2.d or any part of them is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

f.

 You agree not to sell more than 25% of your shares of CIGNA common stock during any stock trading window period as long as you are subject to the window period and no more than 15,000 shares of CIGNA common stock on any single day after you are no longer required to trade during window periods. You will be subject to the stock trading window until December 31, 2003. You agree that you will continue to clear all trades with the Corporate Secretary until December 31, 2004.

g.

 You shall be entitled to indemnification by the Company to the fullest extent permitted or authorized by its by-laws on the same basis as the indemnification provided to other former directors and officers against all costs, charges and expenses incurred or sustained by you (including but not limited to any judgment entered by a court of law), in connection with any action, suit or proceeding to which you may be made a party by reason of your having been an officer or employee of the Company or any subsidiary of the Company. The Company shall advance to you all reasonable costs and expenses incurred by you in connection with any action, suit or proceeding as provided under relevant by-laws, after receipt by the Company of a written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses and such taxes.

h.	You agree to make yourself available to the Company in connection with any legal proceedings as to which you may have knowledge of potentially relevant facts.

        3. Your Retirement Arrangements.

a.

From Today until your Retirement Date, the Company will pay you your regular salary and you may continue to participate in the Company’s employee benefits programs. During this period, you agree to remain available for internal consulting and advice to the CEO and other division heads.

b.

If you die before the Company pays you all amounts due under paragraph 3 of the Agreement, the remaining amounts will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death. If you have no surviving spouse, the payment will be made to your estate.

c.

In March 2003, you will be eligible to receive a bonus payment under the standard process for service performed in 2002. In January 2004 you will receive a consulting fee for remaining available to provide consulting to CIGNA’s CEO and other division heads for up to one year following your Retirement date. This consulting fee will be equal to 50% of your annual bonus target (less applicable withholding).

d.

In May 2003, May 2004 and May 2005, you will receive Strategic Performance Unit payouts for Strategic Performance Units previously awarded to you. The payments will be in cash, in amounts that are in accordance with the formula under the Strategic Performance Unit provisions of the CIGNA Long-Term Incentive Plan and that are based on the same Unit values that apply to other senior executives.

e.

 Any benefits you may have earned under the CIGNA Pension, Supplemental Pension, Deferred Compensation, Medical, Life Insurance and 401(k) Plans will be payable to you under the provisions of those plans except as modified under contractual arrangements which have been previously disclosed in public filings.

f.

 Any options on Company stock that you hold will continue to vest under the terms of your applicable grant letters and will expire on the original expiration dates specified in your applicable grant letters.

g.	The Company will provide you with:

(1)	Executive Financial Services through year-end 2007;

(2)	Reimbursement for reasonable tax preparation fees incurred for income tax returns for income through year-end 2007;

h.	With respect to any shares of restricted CIGNA Corporation stock that you hold on your Retirement Date (RSGs):

(1)

The Company will, within 30 days after your Retirement Date, make a lump sum cash payment to you equal to (a) seventy-two percent of the number of RSGs that you forfeit on your Retirement Date multiplied by (b) the average closing price of a share of CIGNA Corporation stock on the 10 trading days ending on your Retirement Date.

(2)	The other twenty-eight percent of the RSGs will be forfeited without reimbursement.

i.	You will receive no other money from Company except as provided in this Agreement.

        4. Your Release of Claims.

a.

You agree that you will not file (or ask or let anyone file for you) any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement against any Released Person. However, the preceding sentence does not apply to any claim you might file alleging that your waiver of claims under the Age Discrimination in Employment Act of 1967 (ADEA) was not knowing and voluntary.

b.	You acknowledge full and complete satisfaction of, and release and discharge all Released Persons from, any Claims.

c.	You are giving this release for yourself as well as for your executors, administrators, heirs and assigns.

d.	"Released Persons" are the Company, its successors, parents, subsidiaries and affiliates, and all of their directors, officers, agents and employees.

e.

“Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees, that you now have, or at any time had, against any Released Persons, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. “Claims” includes things you may not even know about or suspect as well as any claims you may have under ADEA.

f.	"Claims" does not include (and you are not releasing):

(1)	any claims against the Company for promises it is making to you in this Agreement,

(2)	any claims for benefits under any retirement, savings, or other employee benefit programs,

(3)	any claims covered by workers compensation laws,

(4)	any rights you have to indemnification under the Company's by-laws, directors and officers liability insurance or this agreement and

(5)	any claims that you did not knowingly and voluntarily waive your rights under ADEA.

        5. No Mitigation, No Offset.  You shall have no duty to seek other employment and there shall be no offset against amounts due on account of any remuneration you may receive attributable to any subsequent employment or self-employment.

        6. Anti-disparagement.  The Company and you each agree that we shall not (except as required by law) directly or indirectly make any statement or encourage others to make any statement or release any information that is designed to embarrass or criticize the other (or any of our respective affiliates or associates), provided that it shall not be a violation of this paragraph 6 for either the Company or you to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order us to divulge, disclose or make accessible such information.

        7. No Admission of Wrongdoing. Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

        8. Applicable Law. This Agreement is being made in Pennsylvania. It will be interpreted, enforced and governed under the laws of Pennsylvania, but your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

        9. Arbitration. Without in any way affecting the release in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area. Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures can be obtained from your Human Resources representative. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. You and the Company agree to arbitrate anything:

a.	related in any way to the validity of this Agreement or how it is interpreted or implemented (including the validity of your ADEA waiver); or

b.

 that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statues or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

        10. Final and Entire Agreement. This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any employee benefit plan or terms included in any stock option grant. Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both you and the Company.

        11. Your Understanding.  By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.

 You have had (or had the opportunity to take) 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of his own free will and with the full knowledge that you could have taken the full period.

d.

You realize and understand that the release covers all claims, demands, and causes of action against the Company and any Released Persons, including those under ADEA, whether or not you know or suspect them to exist at the present time (but the release does not apply to claims described in paragraph 4.f).

e.	You understand the terms of this Agreement and that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

        12. Revoking the Agreement.You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Kenneth Bottoms, CIGNA Corporation, 1650 Market Street OL54H, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day.

        13. If Legal Action Is Started.You understand and agree that Company’s main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by paragraph 4 or 9 (other than arbitration of a dispute described in paragraph 9.a or b or claims related to whether your release of ADEA claims was knowing and voluntary) is started by you (or by someone else on your behalf) against any Released Person, you agree to pay back to the Company within 30 days of the start of that legal action all the money you receive under paragraph 3 (except sub-paragraph 3.e) above as well as any other thing of value received under this Agreement. You also agree to pay the Company any costs and attorneys’ fees it incurs in that action in such action. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’fees and/or costs in defending that claim, at the conclusion of that action.)

If in any legal action or arbitration commenced by you (or someone else on your behalf and with your consent) the release in paragraph 4 is found to be unenforceable for any reason, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraph 3.e and not previously returned to the Company, will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 13 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

        14. This Agreement is not effective or binding on either party until fully signed by both parties. This Agreement will be binding on and inure to the benefit of any successors to the Company.